Exhibit 99.1

Kinsale Capital Group, Inc. Reports 2019 Third Quarter Results
Richmond, VA, October 31, 2019 - Kinsale Capital Group, Inc. (NASDAQ:KNSL) reported net income of $13.0 million, $0.58 per diluted share, for the third quarter of 2019 compared to $11.9 million, $0.55 per diluted share, for the third quarter of 2018. Net income was $45.5 million, $2.07 per diluted share, for the first nine months of 2019 compared to $29.3 million, $1.35 per diluted share, for the first nine months of 2018.
Net operating earnings(1) were $12.6 million, $0.57 per diluted share, for the third quarter of 2019 compared to $10.6 million, $0.49 per diluted share, for the third quarter of 2018. Net operating earnings(1) were $38.9 million, $1.77 per diluted share, for the first nine months of 2019 compared to $28.7 million, $1.32 per diluted share, for the first nine months of 2018.
Highlights for the third quarter and first nine months of 2019 included:

•	Net income increased by 8.7% compared to the third quarter of 2018

•	Net operating earnings(1) increased by 19.7% compared to the third quarter of 2018

•	40.9% growth in gross written premiums to $98.0 million compared to the third quarter of 2018

•	28.9% increase in net investment income to $5.3 million compared to the third quarter of 2018

•	Underwriting income(1) of $9.5 million in the third quarter of 2019, resulting in a combined ratio of 86.9%

•	15.9% annualized operating return on equity(1) for the nine months ended September 30, 2019

(1) See discussion of "Non-GAAP Financial Measures" below.
“The strong E&S trading environment combined with Kinsale's differentiated business model resulted in premium growth of over 40% and an increase in operating earnings of 20% during the quarter. As a result of our equity raise in August of this year, we believe we are well positioned to take advantage of growth opportunities, particularly under these favorable market conditions,” said President and Chief Executive Officer, Michael P. Kehoe.
Results of Operations
Underwriting Results
Gross written premiums were $98.0 million for the three months ended September 30, 2019 compared to $69.5 million for the three months ended September 30, 2018, an increase of 40.9%. Gross written premiums were $277.6 million for the nine months ended September 30, 2019 compared to $203.4 million for the nine months ended September 30, 2018, an increase of 36.5%. The increase in gross written premiums during the third quarter and first nine months of 2019 over the same periods last year was due to higher submission activity from brokers and higher rates on bound accounts, resulting from improving market conditions.
Underwriting income(2) was $9.5 million, resulting in a combined ratio of 86.9%, for the third quarter of 2019, compared to $8.4 million, and a combined ratio of 84.6% for the same period last year. The increase in underwriting income(2) for the third quarter of 2019 was due primarily to premium growth quarter over quarter, partially offset by lower favorable development on loss reserves from prior accident years. Loss and expense ratios were 61.7% and 25.2%, respectively, for the three months ended September 30, 2019 compared to 59.1% and 25.5% for the three months ended September 30, 2018. Results for the third quarters of 2019 and 2018 included favorable development on loss reserves from prior accident years of $0.5 million, or 0.7 points, and $2.2 million, or 4.0 points, respectively.
Underwriting income(2) was $31.7 million, resulting in a combined ratio of 84.2%, for the nine months ended September 30, 2019, compared to $23.5 million, and a combined ratio of 84.6% for the same period last year. The increase in underwriting income(2) for the first nine months of 2019 was due primarily to premium growth period over period and higher favorable development on loss reserves from prior accident years. Loss and expense ratios were 59.0% and 25.2%, respectively, for the nine months ended September 30, 2019 compared to 59.3% and 25.3% for the nine months ended September 30, 2018. Results for the nine months ended September 30, 2019 and 2018 included favorable development on loss reserves from prior accident years of $8.4 million, or 4.2 points, and $5.7 million, or 3.7 points, respectively.
Summary of Operating Results
The Company’s operating results for the three and nine months ended September 30, 2019 and 2018 are summarized as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	($ in thousands)
Gross written premiums	$97,984	$69,546	$277,557	$203,374
Ceded written premiums	(11,232)	(11,602)	(35,051)	(29,448)
Net written premiums	$86,752	$57,944	$242,506	$173,926

Net earned premiums	$72,621	$54,296	$200,199	$153,250
Losses and loss adjustment expenses	44,810	32,085	118,121	90,951
Underwriting, acquisition and insurance expenses	18,324	13,850	50,377	38,767
Underwriting income(2)	$9,487	$8,361	$31,701	$23,532

Loss ratio	61.7%	59.1%	59.0%	59.3%
Expense ratio	25.2%	25.5%	25.2%	25.3%
Combined ratio	86.9%	84.6%	84.2%	84.6%

Annualized return on equity(3)	14.9%	18.9%	18.5%	15.8%
Annualized operating return on equity(4)	14.5%	16.7%	15.9%	15.4%

(2)	Underwriting income is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.

(3)	Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending total stockholders’ equity during the period.

(4)
Annualized operating return on equity is a non-GAAP financial measure. We define operating return on equity as net operating earnings expressed as a percentage of average beginning and ending total stockholders’ equity during the period. See discussion of "Non-GAAP Financial Measures" below.

The following tables summarize losses incurred for the current accident year and the development of prior accident years for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended September 30, 2019		Three Months Ended September 30, 2018
	Losses and Loss Adjustment Expenses	% of Earned Premiums	Losses and Loss Adjustment Expenses	% of Earned Premiums
Loss ratio:	($ in thousands)
Current accident year	$44,459	61.2%	$33,882	62.4%
Current accident year - catastrophe losses	885	1.2%	402	0.7%
Effect of prior accident year development	(534)	(0.7)%	(2,199)	(4.0)%
Total	$44,810	61.7%	$32,085	59.1%

	Nine Months Ended September 30, 2019		Nine Months Ended September 30, 2018
	Losses and Loss Adjustment Expenses	% of Earned Premiums	Losses and Loss Adjustment Expenses	% of Earned Premiums
Loss ratio:	($ in thousands)
Current accident year	$124,917	62.4%	$96,115	62.7%
Current accident year - catastrophe losses	1,554	0.8%	558	0.3%
Effect of prior accident year development	(8,350)	(4.2)%	(5,722)	(3.7)%
Total	$118,121	59.0%	$90,951	59.3%

Investment Results
The Company’s net investment income was $5.3 million in the third quarter of 2019 compared to $4.1 million in the third quarter of 2018, an increase of 28.9%. Net investment income was $14.6 million in the first nine months of 2019 compared to $11.1 million in the first nine months of 2018, an increase of 31.5%. The Company’s investment portfolio, excluding cash and cash equivalents, had an annualized gross investment return(5) of 3.0% for the nine months ended September 30, 2019 compared to 2.9% for the nine months ended September 30, 2018. Funds are generally invested conservatively in high quality securities, including government agency, asset and mortgage-backed securities, municipal and corporate bonds with an average credit quality of "AA." The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 4.2 years at September 30, 2019 and 3.9 years at December 31, 2018. Cash and invested assets totaled $868.9 million at September 30, 2019 compared to $643.1 million at December 31, 2018.

(5)
Gross investment return is investment income from fixed-maturity and equity securities, before any deductions for fees and expenses, expressed as a percentage of average beginning and ending balances of those investments during the period.

Other
Total comprehensive income, which includes the change in after-tax unrealized gains and losses from the Company’s available-for-sale investments, was $16.2 million for the third quarter of 2019 compared to $10.0 million for the third quarter of 2018. Total comprehensive income was $62.0 million for the first nine months of 2019 compared to $21.5 million for the first nine months of 2018. The increase in total comprehensive income was due to an increase in the fair value of Company's fixed-maturity investments.
Stockholders' equity was $390.0 million at September 30, 2019, compared to $264.0 million at December 31, 2018. Annualized operating return on equity was 15.9% for the first nine months of 2019, an increase from 15.4% for the first nine months of 2018, which was attributable to growth in the business year over year and higher favorable development on loss reserves from prior accident years. The increase in the annualized operating return on equity for the first nine months of 2019 was tempered by the proceeds received from the Company's equity offering in the third quarter of 2019.
On August 12, 2019, the Company completed an underwritten public offering and sold and issued an aggregate of 741,750 shares of its common stock at a price to the public of $93 per share. The Company received aggregate net proceeds from the offering of approximately $65.9 million, after deducting underwriting discounts and commissions and offering costs. Net proceeds from this offering will be used to fund organic growth.
The effective tax rates for the nine months ended September 30, 2019 and 2018 were 16.6% and 17.1%. The effective tax rates were lower than the federal statutory rate of 21% largely due to the tax benefits from the exercise of stock options and tax-exempt interest income on certain tax-advantaged investments.
During the third quarter of 2019, the Company drew down $11.8 million under its credit facility to fund the construction of its real estate project, as previously reported.
Non-GAAP Financial Measures
Net Operating Earnings
Net operating earnings is defined as net income excluding the effects of net unrealized gains and losses on equity securities, after taxes, and net realized gains and losses on investments, after taxes. Management believes the exclusion of these items provides a more useful comparison of the Company's underlying business performance from period to period. Net operating earnings and percentages or calculations using net operating earnings (e.g., diluted operating earnings per share and annualized operating return on equity) are non-GAAP financial measures. Net operating earnings should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define net operating earnings differently.

For the three and nine months ended September 30, 2019 and 2018, net income and diluted earnings per share reconcile to net operating earnings and diluted operating earnings per share as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	($ in thousands, except per share data)
Net operating earnings:
Net income	$12,976	$11,940	$45,463	$29,339
Net unrealized gains on equity securities, after taxes	(194)	(1,390)	(6,359)	(454)
Net realized (gains) losses on investments, after taxes	(146)	5	(182)	(221)
Net operating earnings	$12,636	$10,555	$38,922	$28,664

Diluted operating earnings per share:
Diluted earnings per share	$0.58	$0.55	$2.07	$1.35
Net unrealized gains on equity securities, after taxes, per share	(0.01)	(0.06)	(0.29)	(0.02)
Net realized gains on investments, after taxes, per share	—	—	(0.01)	(0.01)
Diluted operating earnings per share	$0.57	$0.49	$1.77	$1.32

Operating return on equity:
Average equity(1)	$348,972	$252,925	$327,011	$248,047
Annualized return on equity(2)	14.9%	18.9%	18.5%	15.8%
Annualized operating return on equity(3)	14.5%	16.7%	15.9%	15.4%

(1)	Computed by adding the total equity as of the date indicated to the prior quarter-end or year-end total, as applicable, and dividing by two.

(2)	Annualized return on equity is net income expressed on an annualized basis as a percentage of average total stockholders’ equity during the period.

(3)	Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average total stockholders’ equity during the period.
Underwriting Income
Underwriting income is defined as net income excluding net investment income, net unrealized gains and losses on equity securities, net realized gains and losses on investments, other income, other expenses and income tax expense. The Company uses underwriting income as an internal performance measure in the management of its operations because the Company believes it gives management and users of the Company's financial information useful insight into the Company's results of operations and underlying business performance. Underwriting income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define underwriting income differently.

For the three and nine months ended September 30, 2019 and 2018, net income reconciles to underwriting income as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Net income	$12,976	$11,940	$45,463	$29,339
Income tax expense	2,217	2,155	9,066	6,032
Income before income taxes	15,193	14,095	54,529	35,371
Other expenses	—	107	57	121
Net investment income	(5,265)	(4,085)	(14,586)	(11,096)
Net unrealized gains on equity securities	(246)	(1,760)	(8,050)	(575)
Net realized investment (gains) losses	(185)	6	(230)	(280)
Other income	(10)	(2)	(19)	(9)
Underwriting income	$9,487	$8,361	$31,701	$23,532

Conference Call
Kinsale Capital Group will hold a conference call to discuss this press release on Friday, November 1, 2019, at 9:00 a.m. (Eastern Time). Members of the public may access the conference call by dialing (844) 239-5282, conference ID# 4698441, or via the Internet by going to www.kinsalecapitalgroup.com and clicking on the "Investor Relations" link. A replay of the call will be available on the website until the close of business on December 31, 2019.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as "believe," "expect," "seek," "may," "will," "intend," "project," "plan," "estimate" or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; adverse economic factors; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.
Contact
Kinsale Capital Group, Inc.
Bryan Petrucelli
Senior Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income and Comprehensive Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	(in thousands, except per share data)
Gross written premiums	$97,984	$69,546	$277,557	$203,374
Ceded written premiums	(11,232)	(11,602)	(35,051)	(29,448)
Net written premiums	86,752	57,944	242,506	173,926
Change in unearned premiums	(14,131)	(3,648)	(42,307)	(20,676)
Net earned premiums	72,621	54,296	200,199	153,250

Net investment income	5,265	4,085	14,586	11,096
Net unrealized gains on equity securities	246	1,760	8,050	575
Net realized investment gains (losses)	185	(6)	230	280
Other income	10	2	19	9
Total revenues	78,327	60,137	223,084	165,210

Expenses
Losses and loss adjustment expenses	44,810	32,085	118,121	90,951
Underwriting, acquisition and insurance expenses	18,324	13,850	50,377	38,767
Other expenses	—	107	57	121
Total expenses	63,134	46,042	168,555	129,839
Income before income taxes	15,193	14,095	54,529	35,371
Total income tax expense	2,217	2,155	9,066	6,032
Net income	12,976	11,940	45,463	29,339

Other comprehensive income (loss)
Change in unrealized gains (losses) on available-for-sale investments, net of taxes	3,242	(1,953)	16,577	(7,825)
Total comprehensive income	$16,218	$9,987	$62,040	$21,514

Earnings per share:
Basic	$0.60	$0.57	$2.13	$1.39
Diluted	$0.58	$0.55	$2.07	$1.35

Weighted-average shares outstanding:
Basic	21,660	21,102	21,348	21,073
Diluted	22,277	21,721	21,965	21,671

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets

	September 30, 2019	December 31, 2018
Assets	(in thousands)
Investments:
Fixed-maturity securities at fair value	$716,639	$510,251
Equity securities at fair value	65,917	57,711
Total investments	782,556	567,962

Cash and cash equivalents	86,308	75,089
Investment income due and accrued	4,106	3,783
Premiums receivable, net	33,424	24,253
Reinsurance recoverable	65,345	56,788
Ceded unearned premiums	16,445	16,072
Deferred policy acquisition costs, net of ceding commissions	21,060	14,801
Intangible assets	3,538	3,538
Deferred income tax asset, net	2,891	7,176
Other assets	20,776	3,601
Total assets	$1,036,449	$773,063

Liabilities & Stockholders' Equity
Liabilities:
Reserves for unpaid losses and loss adjustment expenses	$429,532	$369,152
Unearned premiums	170,931	128,250
Payable to reinsurers	5,697	4,565
Accounts payable and accrued expenses	9,884	7,090
Credit facility	11,212	—
Other liabilities	19,157	20
Total liabilities	646,413	509,077

Stockholders' equity	390,036	263,986
Total liabilities and stockholders' equity	$1,036,449	$773,063